Exhibit 99.1

Athena Technology Acquisition Corp. Announces Pricing of $250 Million Initial Public Offering

NEW YORK, March 16, 2021 /Business Wire/ -- Athena Technology Acquisition Corp. (the “Company”) announced the pricing of its initial public offering of 25,000,000 units at $10.00 per unit. The units will be listed on the New York Stock Exchange (the “NYSE”) under the symbol “ATHN.U” commencing on March 17, 2021. Each unit consists of one share of the Company’s Class A common stock and one-third of one warrant, each whole warrant entitling the holder thereof to purchase one share of the Company’s Class A common stock at an exercise price of $11.50 per share. Once the securities constituting the units begin separate trading, we expect that the Class A common stock and warrants will be listed on the NYSE under the symbols “ATHN” and “ATHN WS,” respectively.

The Company is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, which we refer to as our initial business combination. While the Company may pursue an initial business combination target in any industry, it currently intends to focus its efforts identifying businesses in technology, direct to consumer and fintech industries.

Citigroup Global Markets Inc. (“Citigroup”) is acting as sole bookrunner and representative of the underwriters and CastleOak Securities, L.P. and Siebert Williams Shank & Co., LLC are acting as co-managers of the offering. The Company has granted the underwriters a 45-day option to purchase up to 3,750,000 additional units at the initial public offering price to cover over-allotments, if any.

This offering will only be made by means of a prospectus. Copies of the preliminary prospectus relating to the offering and final prospectus, when available, may be obtained from Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717 or by telephone at (800) 831-9146.

A registration statement relating to these securities has been declared effective by the U.S. Securities and Exchange Commission (the “SEC”). This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Isabelle Freidheim

Chairman of the Board

Phyllis W. Newhouse

Chief Executive Officer

c/o Athena Technology Acquisition Corp.

125 Townpark Drive, Suite 300

Kennesaw, GA 30144

Telephone: (970) 924-0446

Media Relations

Berns Communications Group

AthenaPR@bcg-pr.com

(973) 727-8400

(917) 922-4435